Exhibit 10.31

SECOND AMENDMENT TO EMPLOYMENT CONTRACT

This SECOND AMENDMENT is made on of the 31 day of December 2008, between DAVID D. CATHCART (hereinafter referred to as “Employee”) and TRX, INC., a Georgia corporation (hereinafter referred to as the “Company”).

WHEREAS, Employee and the Company previously entered into that certain Employment Contract dated as of July 1, 2005, and as amended on November 15, 2006 (the “Employment Contract”); and

WHEREAS, Employee and the Company desire to make certain amendments for compliance with Code Section 409A;

NOW, THEREFORE, for and in consideration of the sum of Ten and no/100 Dollars ($10.00) in hand paid each to the other and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company hereby agree to amend the Employment Contract as follows:

1.     Section 3(c) of the Employment Contract shall be amended by adding the following sentence at the end thereof:

“Any annual discretionary bonus amount payable to the Employee shall be paid in the form of a lump sum payment no later than thirty (30) days following the date of the determination and approval of the bonus amount; provided, however, that to receive the bonus, the Employee must be an “active employee in good standing” on the date the bonus is paid.”

2.     Section 6(c) of the Employment Contract shall be amended by adding the following at the end thereof:

“Any amounts paid by the Company in lieu of notice under this provision shall be paid to the Employee in cash installments on the Company’s normal payroll dates (which applied to the Employee while employed) for the applicable payment period. Notwithstanding the foregoing, for compliance with Section 409A of the Internal Revenue Code of 1986, no amounts shall be payable to the Employee under this subsection (c) before the date that is six (6) months following the date of the Employee’s termination of employment. On the date that is six (6) months following the date of the Employee’s termination of employment, the Employee shall be paid a lump sum amount representing the amounts that would have been paid under this section during the 6-month delay period but for the delay provision, and thereafter, the Employee shall receive cash payments on the above-specified payroll date basis.”

3.     The amendments to the Employment Contract contained in this Second Amendment shall be effective as of December 31, 2008.

4.     Except as specifically amended herein, the Employment Contract, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

EMPLOYEE

/s/ David D. Cathcart
David D. Cathcart

TRX, INC.

/s/ H. Shane Hammond
H. Shane Hammond, President and CEO